Exhibit 99.1

ALDERWOODS GROUP REPORTS THIRD QUARTER RESULTS

CINCINNATI, OHIO – November 16, 2005 – Alderwoods Group, Inc. (NASDAQ:AWGI) today announced its third quarter and year-to-date results, representing the 16 weeks and 40 weeks ended October 8, 2005.

For the 16 weeks ended October 8, 2005, the Company reported total net income of $6.9 million, or $0.17 basic earnings per share, on revenues of $214.8 million, compared with total net loss of $13.4 million, or $0.33 basic and diluted loss per share, on revenues of $210.8 million, for the 16 weeks ended October 9, 2004.

Highlights of the Third Quarter from Continuing Operations

•                  Revenue increased 1.9% to $214.8 million

•                  Number of same site funeral services performed declined 2.8% to 32,070

•                  Same site average revenue per funeral increased 2.0% to $4,109

•                  Funeral revenue decreased 1.9% to $133.2 million

•                  Cemetery revenue increased 7.2% to $52.5 million

•                  Insurance revenue increased 12.0% to $29.1 million

•                  Net income increased to $6.9 million

•                  Basic earnings per share increased to $0.17;
Diluted earnings per share increased to $0.16

•                  Pre-need funeral contracts written increased 13.0% to $59.7 million

•                  Pre-need cemetery contracts written increased 9.8% to $28.9 million

•                  Total debt decreased by $23.1 million in the quarter

For the 40 weeks ended October 8, 2005, the Company reported total net income of $32.1 million, or $0.79 basic and $0.77 diluted earnings per share, on revenues of $575.4 million, compared with total net loss of $15.0 million, or $0.38 basic and diluted loss per share, on revenues of $550.0 million, for the 40 weeks ended October 9, 2004.

Highlights of the Year-to-Date from Continuing Operations

•                  Revenue increased 4.6% to $575.4 million

•                  Number of same site funeral services performed declined 1.1% to 87,162

•                  Same site average revenue per funeral increased 2.6% to $4,137

•                  Funeral revenue increased 1.0% to $367.7 million

•                  Cemetery revenue increased 8.8% to $134.7 million

•                  Insurance revenue increased 17.6% to $73.0 million

•                  Net income increased to $33.8 million

•                  Basic earnings per share increased to $0.83;
Diluted earnings per share increased to $0.81

•                  Pre-need funeral contracts written increased 9.3% to $150.0 million

•                  Pre-need cemetery contracts written increased 14.0% to $74.7 million

•                  Total debt decreased by $76.8 million in the year-to-date

“The third quarter was a challenging one for Alderwoods, made even more so by the impact of Hurricane Katrina on our properties and employees in the Gulf Coast,” said Mr. Paul Houston, President and CEO of Alderwoods Group. “Although we achieved solid growth in the cemetery and insurance revenue segments, and our pre-need and cemetery sales also performed well, our funeral revenues were soft, driven by the number of funeral services performed in the quarter.”

Mr. Houston continued, “It appears that the investments we are making to increase the number of funeral services are taking longer than anticipated to show results. In the long term, we believe that our efforts in areas such as training, recruiting, refurbishing our facilities, and advertising and promotion will contribute to Alderwoods’ growth. We will continue to measure the results of our spending strategies and plan to stay the course with our investments through the balance of 2005, but will reassess these expenditures at the end of this year.”

Update on Impact of Hurricane Katrina

In a press release issued on September 21, 2005, Alderwoods Group commented on the impact of Hurricane Katrina on its operations. The Company operates 30 funeral homes, four cemeteries and a limousine company in areas of Louisiana and Mississippi that were materially affected by the hurricane that struck on August 29, 2005. Alderwoods experienced damages and business interruption at most of these locations. Of the 30 funeral homes, seven funeral homes experienced significant damage and are not expected to be in operation by the end of the year. All four cemeteries are in operation. The limousine company that had provided services to both the Company’s funeral operations and other third parties experienced significant damage to its fleet of vehicles and will not be resuming operations. New vehicles will be placed at the Company’s funeral operations.

Commented Mr. Houston, “We are proud that in spite of the impact of the hurricane on our operations and our people, we continued to assist and support families in need throughout the recovery effort.”

Since Hurricane Katrina, Alderwoods has continued to serve families in the Louisiana and Mississippi Gulf Coast markets through locations that remain operational. However, the business interruption led to a decline in funeral revenues in the affected area. Revenue in the third quarter from these markets declined by $1.2 million and the number of same site funeral services performed declined 7.4% to 1,368.

Alderwoods took action to assess the damages and quickly put the majority of its affected facilities back into operation. The Company, along with its insurance companies, is continuing to assess and estimate the extent of the damages. In the third quarter, the Company has recorded its best estimate of all the costs associated with Hurricane Katrina, resulting in an impact on funeral and cemetery costs of $2.7 million and $0.9 million respectively.

Although the Company has business interruption insurance that allows the recovery of operating costs and lost profits, it continues to record operating expenses as they are incurred. Alderwoods is preparing its analysis in support of a business interruption claim. Potential proceeds from this claim cannot currently be reasonably estimated, and therefore no receivable or recovery has been recorded.

The Company’s insurance subsidiary Mayflower National Life Insurance Company is also located in New Orleans. While the Mayflower offices were not damaged by the hurricane, the building site became inaccessible. Mayflower was temporarily relocated to Alderwoods Group’s offices in Cincinnati, Ohio where it continued to issue policies, pay claims, and provide service to its policyholders. The Mayflower office fully resumed operations from New Orleans as of November 7, 2005. The relocation has not significantly affected the Company’s operating results.

Significant Activities in the Quarter

Implemented Alderwoods Rooms: The Company continued its investment in Alderwoods Rooms in the third quarter, implementing 38 of the arrangement rooms in funeral homes throughout its network. Alderwoods Group expects the total number of Alderwoods Rooms across its network to be more than 325 by the end of fiscal 2005.

Opened New Combination Facility: Alderwoods Group opened a new combination facility in South Carolina. The Company is focused on developing key markets and locations with long-term potential, with a focus on combination locations and funeral homes. Alderwoods Group expects to open six new locations before the end of fiscal 2006.

Continued Debt Reduction: Alderwoods Group reduced its long-term debt by $23.1 million in the quarter and $76.8 million in the year-to-date. At October 8, 2005, total debt was $386.8 million and cash and cash equivalents was $6.3 million.

Financial Summary 16 Weeks Ended October 8, 2005

Overview

For the 16 weeks ended October 8, 2005, total net income was $6.9 million, an increase of $20.3 million compared to a loss of $13.4 million for the 16 weeks ended October 9, 2004. Basic earnings per share were $0.17 for the 16 weeks ended October 8, 2005 compared to a loss of $0.33 for the 16 weeks ended October 9, 2004. Diluted earnings per share were $0.16 for the 16 weeks ended October 8, 2005 compared to a loss of $0.33 in the year-ago period.

Continuing Operations

Total revenue for the 16 weeks ended October 8, 2005, was $214.8 million compared to $210.8 million for the 16 weeks ended October 9, 2004, an increase of $4.0 million, or 1.9%. Increases in the cemetery and insurance segments were partially offset by a decrease in funeral revenue.

Funeral revenue was $133.2 million for the 16 weeks ended October 8, 2005, a decrease of $2.6 million compared to $135.8 million for the 16 weeks ended October 9, 2004. Same site funeral revenue was $131.8 million for the 16 weeks ended October 8, 2005, a decrease of $1.0 million compared to $132.8 million for the 16 weeks ended October 9, 2004. The decrease in same site performance was largely due to a decrease in the number of funeral services performed of 2.8% offset by an increase in the average funeral revenue per service of $82 or 2.0%.

Funeral gross margin decreased to 12.2% for the 16 weeks ended October 8, 2005, compared to 18.6% for the 16 weeks ended October 9, 2004. The decrease was primarily due to (i) increased wages, training and advertising costs related to the Company’s expanded field management structure and investment in programs designed to build local brand awareness and generate future growth; (ii) a $2.7 million accrual for expected insurance deductibles and expenses not expected to be reimbursed under the Company’s insurance policy for damages at locations affected by Hurricane Katrina offset by $1.0 million of lower insurance costs compared to the prior year, and (iii) a $1.3 million accrual for litigation claims.

Cemetery revenue for the 16 weeks ended October 8, 2005, was $52.5 million, $3.5 million or 7.2%, higher than $49.0 million for the 16 weeks ended October 9, 2004. The increase was primarily due to higher pre-need space sales at the Company’s Rose Hills subsidiary, combined with an overall increase in the number of cemetery interments.

Cemetery gross margin was 10.1% for the 16 weeks ended October 8, 2005, compared to 11.9% for the 16 weeks ended October 9, 2004. The decrease was due to a $0.9 million accrual for expected insurance deductibles and expenses not expected to be reimbursed under the Company’s insurance policy for damages at locations affected by Hurricane Katrina and a $0.4 million accrual for litigation claims.

Insurance revenue was $29.1 million for the 16 weeks ended October 8, 2005, compared to $26.0 million for the 16 weeks ended October 9, 2004. Insurance revenue increased primarily due to increases in premiums. Insurance gross margin decreased to 4.6% for the 16 weeks ended October 8, 2005, compared to 6.1% for the 16 weeks ended October 9, 2004, primarily as a result of a decrease in investment gains of $0.7 million.

General and administrative expenses totaled $19.2 million for the 16 weeks ended October 8, 2005 compared to $14.9 million for the 16 weeks ended October 9, 2004. The increase is primarily due to increased wages, consulting and audit expenses of $1.1 million related to Sarbanes-Oxley compliance, increased accrual for management incentive bonuses of $2.3 million and a $0.5 million foreign exchange impact from Canadian dollar based support center costs.

For the 16 weeks ended October 8, 2005, interest expense was $9.0 million, a decrease of $39.7 million compared to the 16 weeks ended October 9, 2004, reflecting the effect of principal repayments and lower interest rates compared to the corresponding period in 2004 which also included $35.3 million of refinancing costs.

An income tax recovery of $12.3 million was recorded in the 16 weeks ended October 8, 2005, compared to $6.2 million for the 16 weeks ended October 9, 2004. During the 16 weeks ended October 8, 2005, the Company recorded an adjustment to bring the year-to-date effective tax rate before the above benefit to 45%. The Company also recorded a non-cash resolution of an outstanding tax liability, reducing tax expense by $12.6 million.

Pre-need funeral and cemetery contracts written during the 16 weeks ended October 8, 2005, totaled $59.7 million and $28.9 million, respectively. For the 16 weeks ended October 9, 2004, pre-need funeral and cemetery contracts written totaled $52.9 million and $26.3 million, respectively. The Company is continuing its program to increase pre-need sales.  The Company believes that pre-need sales are an important part of building the foundation for future revenue.

Free cash flow from continuing operations was $17.1 million for the 16 weeks ended October 8, 2005, compared to free cash flow of $13.1 million for the 16 weeks ended October 9, 2004. Free cash flow is a non-GAAP financial measure. See the Company’s definition of free cash flow and reconciliation of net cash provided by continuing operations to free cash flow in the “Non-GAAP Financial Measure” section of this press release.

Financial Summary 40 Weeks Ended October 8, 2005

Overview

For the 40 weeks ended October 8, 2005, total net income was $32.1 million, an increase of $47.1 million compared to a loss of $15.0 million for the 40 weeks ended October 9, 2004. Basic earnings per share were $0.79 for the 40 weeks ended October 8, 2005 compared to a loss of $0.38 for the 40 weeks ended October 9, 2004. Diluted earnings per share were $0.77 for the 40 weeks ended October 8, 2005 compared to a loss of $0.38 in the year-ago period.

Continuing Operations

Total revenue for the 40 weeks ended October 8, 2005, was $575.4 million compared to $550.0 million for the 40 weeks ended October 9, 2004, an increase of $25.4 million, or 4.6%. Revenue increased in each of the business segments — funeral, cemetery and insurance.

Funeral revenue was $367.7 million for the 40 weeks ended October 8, 2005, up $3.7 million compared to $364.0 million for the 40 weeks ended October 9, 2004. Same site funeral revenue was $360.6 million for the 40 weeks ended October 8, 2005, up $5.4 million compared to $355.2 million for the 40 weeks ended October 9, 2004. The increase in same site performance was largely due to an increase in the average funeral revenue per service of $105 or 2.6% offset by a decrease in the number of funeral services performed of 1.1%.

Funeral gross margin decreased to 18.0% for the 40 weeks ended October 8, 2005, compared to 21.2% for the 40 weeks ended October 9, 2004. The decrease was primarily due to (i) increased wages, training and advertising costs related to the Company’s expanded field management structure and investment in programs designed to build local brand awareness and generate future growth; (ii) a $2.7 million accrual for expected insurance deductibles and expenses not expected to be reimbursed under the Company’s insurance policy for damages at locations affected by Hurricane Katrina offset by $1.0 million of lower insurance costs compared to the prior year, and (iii) a $1.3 million accrual for litigation claims.

Cemetery revenue for the 40 weeks ended October 8, 2005, was $134.7 million, $10.9 million, or 8.8% higher than $123.8 million for the 40 weeks ended October 9, 2004. The increase was due primarily to higher pre-need space sales at the Company’s Rose Hills subsidiary, combined with an overall increase in the number of cemetery interments.

Cemetery gross margin was 13.1% for the 40 weeks ended October 8, 2005, compared to 13.2% for the 40 weeks ended October 9, 2004. The decrease in gross margin was primarily due to a $0.9 million accrual for expected insurance deductibles and expenses not expected to be reimbursed under the Company’s insurance policy for damages at locations affected by Hurricane Katrina and a $0.4 million accrual for litigation claims.

Insurance revenue was $73.0 million for the 40 weeks ended October 8, 2005, compared to $62.1 million for the 40 weeks ended October 9, 2004. Insurance revenue increased primarily due to increases in premiums. Insurance gross margin decreased slightly to 4.7% for the 40 weeks ended October 8, 2005, compared to 4.8% for the 40 weeks ended October 9, 2004.

General and administrative expenses totaled $31.5 million for the 40 weeks ended October 8, 2005 compared to $36.2 million for the 40 weeks ended October 9, 2004. The decrease is primarily due to the reversal of a $10.9 million allowance for doubtful accounts related to the collection of notes receivable, a $0.9 million reduction of an accrual on the settlement of a legal matter relating to a trustee fee dispute, offset by increased wages, consulting and audit expenses of $2.5 million related to Sarbanes-Oxley compliance, increased support center facility costs of $1.0 million, an accrual for executive retirement allowances of $1.1 million and a $0.7 million foreign exchange impact from Canadian dollar based support center costs. The general and administrative expenses in the 40 weeks ended October 9, 2004 include a legal claim accrual reversal of $0.9 million and recoveries of corporate receivables that were previously fully reserved against for $1.2 million.

For the 40 weeks ended October 8, 2005, interest expense was $23.5 million, a decrease of $44.0 million compared to the 40 weeks ended October 9, 2004, reflecting the effect of principal repayments and lower interest rates compared to the corresponding period in 2004 which also included $29.3 million of net refinancing costs.

For the 40 weeks ended October 8, 2005, income tax expense was $5.8 million, compared to $1.6 million for the 40 weeks ended October 9, 2004. During the 40 weeks ended October 8, 2005 the Company recorded a non-cash resolution of an outstanding tax liability, reducing tax expense by $12.6 million. The effective tax rate before the above benefit was approximately 45%.

Net income from continuing operations was $33.8 million or $0.83 basic and $0.81 diluted earnings per share, for the 40 weeks ended October 8, 2005, compared to a net loss of $10.0 million, or $0.25 basic and $0.25 diluted earnings per share, for the 40 weeks ended October 9, 2004.

Pre-need funeral and cemetery contracts written during the 40 weeks ended October 8, 2005, totaled $150.0 million and $74.7 million, respectively. For the 40 weeks ended October 9, 2004, pre-need funeral and cemetery contracts written totaled $137.3 million and $65.5 million, respectively. The Company is continuing its program to increase pre-need sales. The Company believes that pre-need sales are an important part of building the foundation for future revenue.

Free cash flow from continuing operations was $63.8 million for the 40 weeks ended October 8, 2005, compared to free cash flow of $28.6 million for the 40 weeks ended October 9, 2004. Free cash flow is a non-GAAP financial measure. See the Company’s definition of free cash flow and reconciliation of net cash provided by continuing operations to free cash flow in the “Non-GAAP Financial Measure” section of this press release.

Discontinued Operations

For the 40 weeks ended October 8, 2005, loss from discontinued operations, net of tax, was $1.7 million or $0.04 basic and diluted loss per share compared to a loss of $5.0 million or $0.13 basic and diluted loss per share for the 40 weeks ended October 9, 2004.   The Company had no discontinued operations in the 16 weeks ended October 8, 2005.

Non-GAAP Financial Measure

Free Cash Flow

Free cash flow is a non-GAAP financial measure and, while utilized by other companies, may be calculated differently by other companies. The Company considers free cash flow a useful measure for management and investors of the Company’s financial condition and liquidity as well as the Company’s ability to generate cash for use in reducing debt or growing the business. While the Company considers the measurement of free cash flow useful, it should not be considered in isolation, or as an alternative to net cash provided by continuing operations or any other performance measures calculated in accordance with GAAP.

The Company defines free cash flow as net cash provided by continuing operations less restricted cash from our continuing insurance operations and less maintenance capital expenditures. Net cash provided by continuing operations includes our continuing insurance operations, which is excluded from free cash flow due to the regulatory restrictions on moving cash out of the insurance operations. Net cash provided by the continuing insurance operations is typically invested in insurance invested assets. Maintenance capital expenditures include those expenditures considered necessary to maintain our existing facilities in a condition consistent with the Company’s standards and expected useful lives.   Maintenance capital expenditures exclude the construction of new facilities, whether or not on an existing Company cemetery, and the development of cemetery property for sale.

The following table provides a reconciliation of net cash provided by operating activities and free cash flow, as defined by the Company:

	16 Weeks Ended		40 Weeks Ended
	October 8, 2005	October 9, 2004	October 8, 2005		October 9, 2004
	(millions of dollars)		(millions of dollars)
Net cash provided by continuing operations	$45.9 (1)	$37.3	$116.8	(1),(2)	$75.8
Restricted cash from continuing insurance operations	(18.1)	(17.6)	(35.9)		(30.9)
Maintenance capital expenditures	(10.7)	(6.6)	(17.1)		(16.3)
Free cash flow	$17.1	$13.1	$63.8		$28.6

(1)          Includes $11.5 million received upon collection of notes receivable.

(2)          Includes $16.1 million received as collateral for liability lines of insurance which was replaced with a letter of credit and $9.1 million paid to U.S. Trustee in connection with bankruptcy fees.

Company Overview

Alderwoods Group is the second largest operator of funeral homes and cemeteries in North America, based upon total revenue and number of locations. As of October 8, 2005, the Company operated 613 funeral homes, 72 cemeteries and 60 combination funeral home and cemetery locations throughout North America. The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, the Company operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

For more information about the Company’s results, readers are directed to the Company’s Form 10-Q for the quarter ended October 8, 2005, which will be filed with the United States Securities and Exchange Commission (SEC) on November 16, 2005, and will be available in PDF format through the Company’s website (www.alderwoods.com).

Basis of Presentation

The Company’s financial results discussed in this media release are presented in U.S. dollars, and all accounting information is presented on the basis of United States generally accepted accounting principles unless otherwise indicated. The Company’s fiscal year ends on the Saturday nearest to the last day of December in each year (whether before or after such date).  During 2005, the Company’s first, second and fourth fiscal quarters each consist of 12 weeks and the third fiscal quarter consists of 16 weeks. The third fiscal quarter of 2005 ended on October 8, 2005.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company’s operating activities, the plans and objectives of the Company’s management, assumptions regarding the Company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934.  The words “believe,” “may,” “will,” “estimate,”  “continues,”  “anticipate,”  “intend,”  “expect” and similar expressions identify these forward-looking statements.  These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: uncertainties associated with future revenue and revenue growth; the impact of the Company’s significant leverage on its operating plans; the ability of the Company to service its debt; the Company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of funeral and cemetery services and products; variances in death rates; variances in the use of cremation; and various other uncertainties associated with the funeral service industry and the Company’s operations in particular, which are referred to in the Company’s periodic reports filed with the SEC, especially under the heading “Forward-Looking Statements and Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the 16 weeks ended October 8, 2005. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Conference Call

Alderwoods Group will host a conference call today, Wednesday, November 16, 2005, at 11:00 a.m. eastern time. A question and answer session will follow brief remarks by Paul Houston, President and CEO, and Ken Sloan, Executive Vice President and Chief Financial Officer. The toll-free conference dial-in number for U.S. and Canadian listeners is 1.800.470.5906 and for local or international participants is 1.416.620.2013. Interested parties may listen to the audio webcast via the Alderwoods Group website at http://www.alderwoods.com. A telephone replay will be accessible until midnight on November 30, 2005, by dialing 1.800.558.5253 or 1.416.626.4100 and quoting reservation number 21265745. An archived replay of the webcast will also be available through the Alderwoods Group website at http://www.alderwoods.com.

Contact:	Kenneth A. Sloan	Chaya Cooperberg
	Executive Vice President,	Director, Investor Relations
	Chief Financial Officer	and Communications
	Alderwoods Group, Inc.	Alderwoods Group, Inc.
	Tel: 416.498.2455	Tel: 416.498.2802
	Fax: 416.498.2449	Fax: 416.498.2449
	Email: ken.sloan@alderwoods.com	chaya.cooperberg@alderwoods.com

ALDERWOODS GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Expressed in thousands of dollars except per share amounts and number of shares

	16 Weeks Ended		40 Weeks Ended
	October 08, 2005	October 09, 2004	October 08, 2005	October 09, 2004

Revenue
Funeral	$133,158	$135,797	$367,672	$364,044
Cemetery	52,519	48,979	134,737	123,806
Insurance	29,105	25,994	73,036	62,104
	214,782	210,770	575,445	549,954
Costs and expenses
Funeral	116,927	110,500	301,457	287,000
Cemetery	47,202	43,135	117,026	107,519
Insurance	27,752	24,399	69,570	59,123
	191,881	178,034	488,053	453,642
	22,901	32,736	87,392	96,312

General and administrative expenses	19,192	14,909	31,539	36,166
Provision for asset impairment	254	(159)	(1,373)	413
Income from operations	3,455	17,986	57,226	59,733

Interest on long-term debt	8,967	48,731	23,495	67,494
Other expense (income), net	(68)	(27)	(5,910)	651
Income (loss) before income taxes	(5,444)	(30,718)	39,641	(8,412)
Income tax expense (recovery)	(12,349)	(6,180)	5,844	1,593
Net income (loss) from continuing operations	6,905	(24,538)	33,797	(10,005)
Discontinued operations
Income (loss) from discontinued operations	—	18,707	(1,412)	1,489
Income taxes	—	7,548	266	6,502

Net income (loss) from discontinued operations	—	11,159	(1,678)	(5,013)

Net income (loss)	$6,905	$(13,379)	$32,119	$(15,018)

Basic earnings per Common share:
Net income (loss) from continuing operations	$0.17	$(0.61)	$0.83	$(0.25)
Net income (loss) from discontinued operations	—	0.28	(0.04)	(0.13)
Net income (loss)	$0.17	$(0.33)	$0.79	$(0.38)

Diluted earnings per Common share:
Net income (loss) from continuing operations	$0.16	$(0.61)	$0.81	$(0.25)
Net income (loss) from discontinued operations	—	0.28	(0.04)	(0.13)

Net income (loss)	$0.16	$(0.33)	$0.77	$(0.38)

Basic weighted average number of shares outstanding (thousands)	40,456	40,003	40,456	39,997

Diluted weighted average number of shares outstanding (thousands)	42,051	40,003	41,721	39,997

ALDERWOODS GROUP, INC.

Consolidated Balance Sheets

Expressed in thousands of dollars

	October 8, 2005	January 1, 2005
	(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$6,333	$9,379
Receivables, net of allowances	59,318	66,445
Inventories	15,972	16,730
Other	10,530	27,622
Assets held for sale	—	82,056
	92,153	202,232

Pre-need funeral receivables and trust investments	334,504	336,030
Pre-need cemetery receivables and trust investments	304,202	311,654
Cemetery property	115,732	119,042
Property and equipment	541,047	540,255
Insurance invested assets	284,044	250,785
Deferred income tax assets	11,086	8,161
Goodwill	321,101	321,134
Cemetery perpetual care trust investments	245,327	246,052
Other assets	42,372	37,082
	$2,291,568	$2,372,427

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$120,057	$140,662
Current maturities of long-term debt	2,490	9,083
Liabilities associated with assets held for sale	—	61,428
	122,547	211,173

Long-term debt	384,296	454,557
Deferred pre-need funeral and cemetery contract revenue	97,494	82,971
Non-controlling interest in funeral and cemetery trusts	544,650	553,617
Insurance policy liabilities	255,198	214,745
Deferred income tax liabilities	31,830	20,357
Other liabilities	21,143	21,954
	1,457,158	1,559,374

Non-controlling interest in perpetual care trusts	245,569	257,141

Stockholders’ equity
Common stock	405	400
Capital in excess of par value	743,131	740,210
Accumulated deficit	(181,469)	(213,588)
Accumulated other comprehensive income	26,774	28,890
	588,841	555,912
	$2,291,568	$2,372,427

ALDERWOODS GROUP, INC.

Consolidated Statements of Cash Flows (Unaudited)

Expressed in thousands of dollars

	16 Weeks Ended		40 Weeks Ended
	October 08, 2005	October 09, 2004	October 08, 2005	October 09, 2004

CASH PROVIDED BY (APPLIED TO)
Operations
Net income (loss)	$6,905	$(13,379)	$32,119	$(15,018)
Income (loss) from discontinued operations, net of tax	—	(11,159)	1,678	5,013
Items not affecting cash
Depreciation and amortization	13,778	12,956	34,873	31,057
Amortization of debt issue costs	915	4,716	2,565	6,136
Insurance policy benefit reserves	15,957	14,693	38,609	32,280
Provision for asset impairment	254	(159)	(1,373)	413
Gain on disposal of business assets	(165)	(56)	(6,068)	(1,551)
Deferred income taxes	(1,699)	(5,723)	11,050	(770)
Premium on long-term debt repurchase	—	31,340	282	32,450
Other, including net changes in other non-cash balances	9,903	4,067	3,054	(14,166)
Net cash provided by continuing operations	45,848	37,296	116,789	75,844
Net cash provided by (used in) discontinued operations	—	3,322	(601)	10,690
	45,848	40,618	116,188	86,534

Investing
Proceeds on disposition of business assets	3,757	2,455	14,916	14,542
Purchase of property and equipment	(15,507)	(14,604)	(31,823)	(23,881)
Purchase of insurance invested assets	(24,794)	(57,107)	(90,025)	(93,964)
Proceeds on disposition and maturities of insurance invested assets	6,702	24,794	54,193	48,396
Net cash used in continuing operations	(29,842)	(44,462)	(52,739)	(54,907)
Net cash provided by discontinued operations	—	94,494	7,906	94,368
	(29,842)	50,032	(44,833)	39,461

Financing
Increase in long-term debt	47	365,224	5,199	389,899
Repayment of long-term debt	(23,111)	(493,604)	(82,320)	(546,900)
Issuance of Common stock	1,401	47	2,777	56
Net cash used in continuing operations	(21,663)	(128,333)	(74,344)	(156,945)
Net cash used in discontinued operations	—	(303)	(57)	(442)
	(21,663)	(128,636)	(74,401)	(157,387)

Decrease in cash and cash equivalents	(5,657)	(37,986)	(3,046)	(31,392)
Cash and cash equivalents, beginning of period	11,990	48,206	9,379	41,612
Cash and cash equivalents, end of period	$6,333	$10,220	$6,333	$10,220